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Exhibit 99
                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2010


Red Bank, N.J.  October 28, 2010   The Trustees of North European Oil Royalty
Trust (NYSE-NRT) today announced a quarterly distribution of $0.56 per unit for the fourth quarter of fiscal 2010, payable on November 24, 2010 to holders of record on November 12, 2010. Natural gas sold during the third calendar quarter of 2010 is the primary source of royalty income on which the November distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.56 per unit is 47.37%, or $0.18 per unit, higher than the distribution of $0.38 per unit for the fourth quarter of fiscal 2009. In accordance with the new royalty payment procedures, the prior year adjustments, which amounted to approximately $0.03 per unit, are included in the Trust's royalty income for the fourth fiscal quarter.

Complete information on sales and production has not yet been received. However, preliminary information indicates that, while gas sales are down from the prior year's equivalent quarter, an increase in gas prices more than compensated for the lower gas sales. This quarter's gas prices were higher than those in the immediately preceding quarter as well. Further details will be available in the press release announcing the Trust's net income scheduled for release on or about November 12, 2010.

Based upon the calculations by the operating companies of royalties to be paid during the Trust's first quarter of fiscal 2011 and applying the Euro/dollar exchange rate of 1.3803, the Trust anticipates the royalty income shown in the table below. These figures can only be approximate due to changing Euro/dollar exchange rates. The anticipated royalty income in Euros for January of 1,065,486 may be increased if the operating companies' calculations show an underpayment.

Combined Royalties   Combined Royalties  Combined Royalties  Dollar Royalties
  Anticipated in         In Euros            In Dollars      In Cents per Unit
------------------------------------------------------------------------------
    November           Euros   431,807        $  596,023          $0.065
    December           Euros 1,065,486        $1,470,690          $0.16
    January            Euros 1,065,486        $1,470,690          $0.16
------------------------------------------------------------------------------

The cumulative 12-month distribution, which includes this November distribution and the three prior quarterly distributions, is $2.04 per unit. This 12-month cumulative distribution is 32.23%, or $0.97 per unit, lower than the prior 12-month distribution of $3.01 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.